Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-36597, 333-63706, 333-90480, 333-116996, 333-135473, 333-151683, 333-161515, 333-182454 and 333-198604 on Form S-8 of our reports relating to the financial statements of ARIAD Pharmaceuticals, Inc. and the effectiveness of ARIAD Pharmaceuticals Inc.’s internal control over financial reporting dated March 2, 2015, appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 2, 2015